EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our audit report dated April 23, 2007 with respect to the financial statements of Red Lake Exploration, Inc. as of January 31, 2007 and for the year then ended which is included in the Current Report on Form 8-K of Red Lake Exploration, Inc.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

June 26, 2008